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                                                                   Exhibit 10.82

January 30, 2001

Donald P. Casey
61 Jordan Road
Brookline, MA  02446

Dear Don:

I am pleased to welcome you to Aspect's Board of Directors following the unanimous vote of Aspect's board to appoint you to Aspect's Board of Directors subject to and upon ratification by vote of the shareholders on May 16, 2001.

In addition, the board approved the creation of a Nominating Committee of the Board to work with the CEO in the selection of future board members, as well as the evolution of board composition over time. I have asked Norm Fogelsong to chair that committee and I would like you, as well as Jack Peth to serve as the two additional members of that committee.

The board has further approved, that you be appointed to the compensation committee, chaired by Debra Engel. One of the first duties I have asked the Compensation Committee to undertake is to review the competitiveness of our board compensation.

I am asking that you be prepared to spend a few hours of informal advisory time with me and other officers or directors at least once a quarter and to be available by telephone to discuss issues and concerns as we need qualified advice. Your participation in board meetings at the company's San Jose headquarters generally five or six times per year will be your most visible interaction with our other directors and officers. We try to set dates for these meetings 6 to 12 months in advance and generally will expect to hold the duration of each meeting to 4 - 5 hours.

As a director, you will receive an annual retainer of $24,000 per year, paid quarterly, which will compensate you for all your professional duties including board meetings, committee meetings and informal time. You may elect to take this retainer in cash or in stock. If you elect to receive this payment in stock, you will receive an additional $4,800 annually to partially offset any tax consequences of being paid in stock where it may not be desirable or practical to sell these shares to pay personal taxes. (We also have a provision that you may choose to take your retainer, half in cash and half in stock, in which case you would receive an additional $2,400 annually for tax offset.) You will also be reimbursed by the company for any reasonable and ordinary out-of-pocket expenses you incur in fulfilling your role as a director. It is our policy to provide directors with business class or equivalent airfare tickets and travel arrangements for transcontinental and international travel for board activities.
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You will also participate in the 1998 Director's Stock Option Plan (as amended and restated as of August 31, 2000), and with your election to Aspect's Board of Director, you will be granted a ten-year option to purchase 24,000 shares of Aspect Common Stock, vesting 25 percent per year over the next four years. The option exercise price will be the closing price on the date of your election to the board (presumably May 16). Assuming your continued participation as a director, you will be granted annually on August 31 an additional 6,000 share options at the then-current fair market value.

You will be asked to observe the customary SEC requirements regarding reporting of your Aspect stock ownership, avoiding insider trading and short-swing transactions, and such other requirements of directors of public companies as may apply now and in the future.

Don, I am really excited about your joining Aspect's board and your participation on our Nominating and Compensation Committees. You bring the exact kind of skills and experience I've been looking to add to my board, and I am excited about being able to introduce you to my management team in the near future. If the provisions of this invitation meet with your expectations, would you please sign and return to me one original copy of this letter within the next few days.

Sincerely,


/s/ Beatriz Infante
Beatriz Infante
President and Chief Executive Officer (CEO)

Acknowledged and Accepted:


/s/ Donald P. Casey                         02/5/01
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Donald P. Casey                             Date